Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

INSPIRATO INCORPORATED

Inspirato Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.    The Corporation was originally incorporated under the name of Thayer Ventures Acquisition Corporation, and the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 31, 2020.

B.     This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

C.     Article IV of the Certificate of Incorporation of the Corporation is hereby restated and amended in its entirety to read as follows:

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 1,700,000,000 shares, consisting of (a) 1,600,000,000 shares of common stock (the “Common Stock”), including (i) 1,000,000,000 shares of Class A common stock (the “Class A Common Stock”), (ii) 500,000,000 shares of Class V common stock (the “Class V Common Stock”) and (iii) 100,000,000 shares of Class B non-voting common stock (the “Class B Non-Voting Common Stock”), and (b) 100,000,000 shares of preferred stock (the “Preferred Stock”). The number of authorized shares of either Common Stock (including, for the avoidance of doubt, the number of authorized shares of Class A Common Stock, Class V Common Stock and Class B Non-Voting Common Stock) or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding or, in the case of Common Stock, then necessary for issuance in connection with the exchange of Common Units of Inspirato LLC (the “Common Units”) pursuant to Section 4.6 (an “Exchange”) of that certain Ninth Amended and Restated Limited Liability Company Agreement of Inspirato LLC (the “LLC Agreement”) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Common Stock or Preferred Stock, as applicable, voting separately as a class shall be required therefor, unless a separate vote is required pursuant to any Preferred Stock Designation (as defined below).

Except as expressly provided herein, the rights, preferences and powers of the Class A Common Stock and Class B Non-Voting Common Stock shall be in all respects and for all purposes and in all circumstances absolutely and completely identical.

The term “Business Combination”, as used in this Amended and Restated Certificate, shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Corporation and one or more businesses. The term “Offering” as used in this Amended and Restated Certificate shall mean the Corporation’s initial public offering of securities.

Section 4.2 Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise provided in this Amended and Restated Certificate or as required by applicable law, each holder of record of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record as of the applicable record date by such holder on all matters on which stockholders generally are entitled to vote.

(ii) Except as otherwise provided in this Amended and Restated Certificate or as required by applicable law, each holder of record of Class V Common Stock, as such, shall be entitled to one vote for each share of Class V Common Stock held of record as of the applicable record date by such holder on all matters on which stockholders generally or holders of Class V Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock).

(iii) Except as otherwise provided in this Amended and Restated Certificate or required by applicable law, at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class V Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with holders of the Class A Common Stock and holders of the Class V Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally, and, subject to the terms of any Preferred Stock, shall have the exclusive right to vote for the election of directors and all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(iv) Notwithstanding any stated or statutory voting rights, except as otherwise provided in Section 4.3(g) hereof, the Class B Non-Voting Common Stock shall be non-voting for purposes of the BHC Act (as defined below), and the holders of the Class B Non-Voting Common Stock shall have no voting power, and shall not have the right to participate in any meeting of stockholders or to have notice thereof, to the fullest extent permitted by applicable law.

(b) Dividends and Distributions.

(i) Class A Common Stock and Class B Non-Voting Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock having a preference over or the right to participate with the Class A Common Stock and Class B Non-Voting Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Class A Common Stock and the holders of Class B Non-Voting Common Stock shall be entitled to receive equally and ratably, taken together as a single class, in proportion to the number of shares held by each such stockholder such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. In no event shall any dividends or other distributions be declared or made on the Class A Common Stock or Class B Non-Voting Common Stock unless the shares of Class A Common Stock and Class B Non-Voting Common Stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of Common Stock or rights to acquire Common Stock, shares of Class B Non-Voting Common Stock shall only be entitled to receive shares of Class B Non-Voting Common Stock or rights to acquire Class B Non-Voting Common Stock and shares of Class A Common Stock shall only be entitled to receive an equal number of shares of Class A Common Stock or rights to acquire Class A Common Stock.

(ii) Class V Common Stock. Dividends and other distributions shall not be declared or paid on the Class V Common Stock.

(c) Liquidation, Dissolution or Winding Up; Deemed Liquidation Events. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or any Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock having a preference over the Class V Common Stock as to distributions upon dissolution, liquidation, winding up or a Deemed Liquidation Event, the holders of shares of Class V Common Stock shall be entitled to receive $0.0001 per share, and upon receiving such amount, such holders of shares of Class V Common Stock, as such, shall not be entitled to receive any other assets or funds of the Corporation. Thereafter, the holders of all outstanding shares of Class A Common Stock and Class B Non-Voting Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution equally and ratably in proportion to the number of shares held by each such stockholder. For purposes of this Amended and Restated Certificate, “Deemed Liquidation Event” shall mean (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization; provided, that, for the purpose of this Section 4.3(c), all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged; (B) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided, that, an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof; or (C) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

(d) Cancellation of Class V Common Stock. In the event that any outstanding share of Class V Common Stock shall cease to be held directly or indirectly by a holder of a Common Unit, as set forth in the books and records of Inspirato LLC (including pursuant to an Exchange), such share shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be transferred to the Corporation and cancelled for no consideration. The Corporation shall not issue additional shares of Class V Common Stock after the Effective Time other than in connection with the valid issuance of Common Units in accordance with Sections 4.1 and 4.3 of the LLC Agreement, such that after such issuance of Class V Common Stock such holder of Common Units holds an identical number of Common Units and shares of Class V Common Stock.

(e) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to the number of then-outstanding Common Units subject to Exchange from time to time. Furthermore, the Corporation shall at all times reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class A Common Stock or Class B Non-Voting Common Stock, as the case may be, pursuant to Section 4.3(h)(ii) hereof, such number of its duly authorized shares of Class A Common Stock or Class B Non-Voting Common Stock, as the case may be, as shall from time to time be sufficient to effect the conversion of outstanding Class A Common Stock or Class B Non-Voting Common Stock, as applicable, according to the respective conversion rights in Section 4.3(h)(ii). If at any time the number of authorized but unissued shares of Class A Common Stock or Class B Non-Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Common Stock or Class B Non-Voting Common Stock, as the case may be, that are convertible pursuant to Section 4.3(h)(ii), the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of each such type of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate.

(f) Splits. If the Corporation at any time combines or subdivides (by any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Amended and Restated Certificate, scheme, arrangement or otherwise (each, a “Split”)) any series of Common Stock into a greater or lesser number of shares, the shares of each other series of Common Stock outstanding immediately prior to such Split shall be equally proportionately combined or subdivided such that the proportion of shares of outstanding Class V Common Stock, Class A Common Stock and Class B Non-Voting Common Stock immediately prior to such Split shall be maintained immediately after such Split; provided, that such actions with respect to the Class V Common Stock shall be subject to Section 4.1(i) and the last sentence of Section 3.1 of the LLC Agreement. Any adjustment described in this Section 4.3(f) shall become effective at the close of business on the date the Split becomes effective.

(g) Class B Non-Voting Common Stock Protective Provisions.

(i) The Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise) alter or repeal any provision of this Amended and Restated Certificate or the Bylaws of the Corporation (and any such act or transaction entered into shall be null and void ab initio, and of no force or effect):

(A) other than pursuant to the terms of any Preferred Stock, in a manner that significantly and adversely affects the preferences, rights, privileges or powers of the Class B Non-Voting Common Stock, including, but not limited to, the authorization of a series of Common Stock senior to the Class B Non-Voting Common Stock, the modification of the terms of the Class B Non-Voting Common Stock, any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or the payment of dividends by the Corporation when preferred dividends are in arrears, without (in addition to any other vote required by applicable law or this Amended and Restated Certificate) the affirmative vote of at least a majority of the shares of Class B Non-Voting Common Stock then outstanding, voting separately as a class; or

(B) in a manner that would change the status of Class B Non-Voting Common Stock to become a Class of Voting Securities (as defined below), without (in addition to any other vote required by law or in this Amended and Restated Certificate) the written consent of each Regulated Investor (as defined below).

(h) Conversion of Class A Common Stock and Class B Non-Voting Common Stock.

(i) Definitions. For all purposes of this Article IV, the following terms have the following meanings:

(A) “BHC Act” means Bank Holding Company Act of 1956, as amended and as interpreted and implemented by the Board of Governors of the Federal Reserve System, whether pursuant to regulation, interpretation or otherwise.

(B) “Class of Voting Securities” means a “class of voting securities” as defined for purposes of the BHC Act.

(C) “Permitted Regulatory Transfer” means a transfer of capital stock of the Corporation by a Regulated Investor or Transferee to a party that is not an affiliate (as the term “affiliate” is used for purposes of the BHC Act) of such Regulated Investor or Transferee:

(1) in a widespread public distribution;

(2) to the Corporation;

(3) in which no transferee (or group of associated or affiliated transferees) would receive two percent (2%) or more of the outstanding securities of any Class of Voting Securities (as such percentage is calculated for purposes of the BHC Act) of the Corporation; or

(4) to a person or entity that would control greater than fifty percent (50%) of every Class of Voting Securities of the Corporation (as such percentage is calculated for purposes of the BHC Act), without giving effect to such transfer.

(D) “Permitted Regulatory Transferee” means a party who acquires shares of capital stock of the Corporation from a Regulated Investor or its Transferee in a Permitted Regulatory Transfer.

(E) “Regulated Investor” means a holder of any shares of the Corporation’s capital stock that is a bank holding company or financial holding company or an affiliate thereof under the BHC Act, together with any affiliates (as defined under the BHC Act) of such holder.

(F) “Transferee” means a party to whom a Regulated Investor directly or indirectly transfers shares of capital stock of the Corporation, including any subsequent transferee of any such party, except for a Permitted Regulatory Transferee.

(ii) Conversion.

(A) Conversion of Class A Common Stock into Class B Non-Voting Common Stock. Any holder of Class A Common Stock who is a Regulated Investor or Transferee shall, at its option, at any time and from time to time, have the right to convert each share of Class A Common Stock held by such holder into one fully paid and nonassessable share of Class B Non-Voting Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), without the payment of additional consideration by the Regulated Investor or Transferee.

(B) Conversion of Class B Non-Voting Common Stock into Class A Common Stock. Except as otherwise provided in this provision, shares of Class B Non-Voting Common Stock held by a Regulated Investor or a Transferee shall not be convertible into Class A Common Stock; provided that any shares of Class B Non-Voting Common Stock held by a Permitted Regulatory Transferee shall be convertible, at the option of such Permitted Regulatory Transferee, upon (but not before) the transfer thereof in a Permitted Regulatory Transfer, with each such share of Class B Non-Voting Common Stock converting into one fully paid and nonassessable share of Class A Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares); provided, further, that if at any time the Corporation issues additional shares of Class A Common Stock and as a result, a Regulated Investor’s or its Transferee’s ownership percentage in the Class A Common Stock falls below its original ownership percentage of Class A Common Stock, then such Regulated Investor or its Transferees shall be permitted to convert such number of shares of Class B Non-Voting Common Stock into fully paid and nonassessable shares of Company Class A Common Stock on a 1:1 basis (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) without the payment of additional consideration by the Regulated Investor or its Transferees, to the extent, and solely for the purposes of allowing such Regulated Investor or its Transferees to maintain its original ownership percentage of Class A Common Stock and in no event greater than 4.99% of any “class” of “voting securities” (each as defined and as such percentage is calculated under the BHC Act).

(iii) Mechanics of Conversion.

(A) Notice of Conversion. In order for a holder of Class A Common Stock to voluntarily convert shares of Class A Common Stock into shares of Class B Non-Voting Common Stock or a holder of Class B Non-Voting Common Stock to voluntarily convert shares of Class B Non-Voting Common Stock into shares of Class A Common Stock pursuant to Section 4.3(h)(ii), as the case may be, such holder shall provide written notice (the “Conversion Notice”) to the Corporation’s transfer agent at the office of the transfer agent for the Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Class A Common Stock or Class B Non-Voting Common Stock and, if applicable, any event on which such conversion is contingent. The Conversion Notice shall state such holder’s name or the names of the nominees in which such holder wishes the converted shares to be issued. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the Conversion Notice or the happening of a future event specified in such Conversion Notice shall be the time of conversion, and the shares of Class A Common Stock or Class B Non-Voting Common Stock, as the case may be, issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date; provided, however, that any delivery of a Conversion Notice on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the shares of Class B Non-Voting Common Stock and Class A Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

(B) Confirmation of Conversion. As promptly as practicable after the delivery of a Conversion Notice, the Corporation will deliver or cause to be delivered, as specified in the Conversion Notice, a confirmation of book-entry transfer of shares of stock representing the number of fully paid and non-assessable shares of Class A Common Stock or Class B Non-Voting Common Stock, as applicable, issuable upon such conversion, issued in such name or names as were specified in the Conversion Notice.

(C) Cancellation upon Conversion. When shares of Class B Non-Voting Common Stock have been converted into Class A Common Stock pursuant to this Amended and Restated Certificate, they shall automatically be cancelled and become authorized but unissued shares of Class B Non-Voting Common Stock. When shares of Class A Common Stock have been converted into Class B Non-Voting Common Stock pursuant to this Amended and Restated Certificate, they shall automatically be cancelled and become authorized but unissued shares of Class A Common Stock.

(iv) Taxes. The Corporation shall bear and pay any and all issue, transfer, stamp, documentary and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock or Class B Non-Voting Common Stock, as the case may be, or upon conversion of shares of Class A Common Stock or Class B Non-Voting Common Stock, as the case may be, pursuant to Section 4.3(h)(ii). The Corporation shall not, however, be required to pay any such tax to the extent such tax is payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock or Class B Non-Voting Common Stock, as applicable, upon a conversion pursuant to Section 4.3(h)(ii) in a name other than that in which the shares of Class A Common Stock or Class B Non-Voting Common Stock, as applicable, so converted were registered at the request of the registered holder.

(signature page follows)

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 29th day of September, 2023.

INSPIRATO INCORPORATED

By:	/s/ Robert Kaiden
Name: Robert Kaiden
Title: Chief Financial Officer